Exhibit 15.3
June 19, 2009
Ninetowns Internet Technology Group Company Limited
22nd Floor, Building No. 1, Capital A Partners,
No.20 Gong Ti East Road, Chaoyang District Beijing 100020
The People’s Republic of China

RE:	NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED ANNUAL REPORT ON FORM 20-F
Dear Sirs,
We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited with the U.S. Securities and Exchange Commission and to the references to us under the headings “Enforceability of civil liabilities” and “Regulation” in the Form 20-F.
Yours very truly,
/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices